FFI ANNOUNCES RECORD DATE AND MEETING DATE FOR SPECIAL MEETING OF SHAREHOLDERS AND Reports ThIrd Quarter Earnings

INDIANAPOLIS, INDIANA May 15, 2013 - Fortune Industries, Inc. (the “Company”) (NYSE MKT:FFI) announced today that it has established a record date and a meeting date for a special meeting of its shareholders to, among other things, consider and vote on a proposal to adopt and approve the previously announced proposed Agreement and Plan of Merger by and between CEP, CEP Merger Sub, Inc., a Tennessee corporation and a wholly-owned subsidiary of CEP (“Merger Sub”), and the Company, whereby Merger Sub will merge with and into the Company and the Company (as the Surviving Company) will become a majority-owned subsidiary of CEP. After the merger is completed, the Company’s outsourced human resource services operations will continue to serve its clients as normal.

The Company will hold the special meeting on June 20, 2013 at 10:00 a.m. local time at the Company’s headquarters located at 6402 Corporate Drive, Indianapolis, Indiana 46278. Company shareholders of record as of the close of business on May 8, 2013, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting.

In connection with the proposed transaction with CEP, the Company filed with the Securities and Exchange Commission on May 10, 2013 a Definitive Proxy Statement on Form 14A, (the “Proxy Statement”) for its special meeting of shareholders. The Company expects to mail the Proxy Statement to the Company’s shareholders within the next week.

Further, the Company announced today results for the third quarter ended March 31, 2013.

Highlights

Except for a non-cash charge to goodwill discussed in more detail below, the Company’s operations for the three month period ended March 31, 2013 were relatively consistent with the prior three month period ended March 31, 2012.

Revenue for the third quarter ended March 31, 2013 was $14.888 million as compared to revenue of $16.038 million for the third quarter ended March 31, 2012, representing a $1.150 million (7.2%) decrease in revenue. Revenue decreased primarily due to a slight reduction in total worksite employees of 1.1% which resulted in a decrease of $9.6 million in direct gross wages.

Despite this 7.2% decrease in revenue, the Company reported gross profit of $3.444 million in the March 31, 2013 quarter compared to $3.278 million gross profit in the comparative March 31, 2012 quarter. This increase in gross profit resulted from the Company’s ability to reduce its workers compensation and benefits expense.

Consequently, the Company continued its focus on serving its customer base within the professional employer organization during the quarter ended March 31, 2013, proving similar day-to-day operating results along with consistent free cash flow to shareholders during our most recent quarter.

Operating cash expenses of $2.786 million on a GAAP basis for the quarter ended March 31, 2013 was nearly identical to operating expenses of $2.790 million reported during quarter ended March 31, 2012. However, the Company reported a one-time non-recurring impairment charge of $3.900 during quarter ended March 31, 2013, increasing total operating expenses to $6.686 million for the current quarter. This charge is a direct result of the Company’s majority shareholder (the “Fortune Estate”) entering into an off-balance sheet arrangement through the expected execution of a forbearance agreement (Forbearance Agreement) with a bank as disclosed in previous filings. The impairment charge reduces the Company’s goodwill from its previous value of $12.4 million to its anticipated balance of $8.5 million after the expected merger arrangement with CEP, Inc. Under the terms of the expected Forbearance Agreement, the bank has agreed to release its interest in 100% of the Fortune Estate’s 296,180 shares of Fortune Industries, Inc. Series C Preferred Stock and 7,344,687 shares of the Company’s Common Stock upon consummation of the proposed merger agreement with CEP, Inc. The merger is anticipated to close on or before July 1, 2013.

Due to the non-cash $3.900 million impairment charge, net loss available to common stock shareholders for the third quarter ended March 31, 2013 was ($3.673) million or ($0.25) per share fully diluted versus net income of $0.197 million or $0.01 per share fully diluted for the third quarter ended March 31, 2012, representing a ($3.870) million decrease. Net income reflective of current operations which excludes the non-cash ($3.900) million impairment charge was $0.227 for the quarter ended March 31, 2013 compared to the $0.197 million reported for the quarter ended March 31, 2012.

Working capital for the third quarter ended March 31, 2013 was $5.1 million, versus $4.1 million for the third quarter ended March 31, 2012, representing an increase of $1.0 million (24.4%).

The Company reported EBITDA before impairment of $0.785 million for the third quarter ended March 31, 2013, as compared to EBITDA of $0.682 million for the third quarter ended March 31, 2012, representing a $0.103 million (15.1%) increase in EBITDA.

The dividends on the Series C Preferred Stock increased from $5 per share to $6 per share effective July 1, 2012. This change resulted in an increase of Preferred Stock Dividends of $0.068 million for the third quarter ending March 31, 2013 as compared to the same quarter in fiscal year 2012 and an increase of $0.205 million year to date for fiscal year 2013 as compared to the year to date total for the same period in fiscal year 2012.

About Fortune Industries, Inc.

Fortune Industries, Inc. is focused as a professional employer organization (PEO) to small and medium-sized businesses in 47 states, including human resource consulting and management, employee assessment, training, and benefits administration.

Fortune Industries, Inc. is based in Indianapolis, Indiana and is publicly traded on the NYSE MKT exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended June 30, 2012. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact

Fortune Industries, Inc.

Carrie Hill

(317) 532-1374

Consolidated Financial Information

Financial highlights are as follows:

	Three Month Period Ended
	March 31,	March 31,
	2013	2012
	(Dollars in thousands, except per share data)

TOTAL REVENUES	$14,888	$16,038

COST OF REVENUES	11,444	12,760
GROSS PROFIT	3,444	3,278

OPERATING EXPENSES	6,686	2,790

OPERATING INCOME (LOSS)	(3,242)	488

OTHER INCOME (EXPENSE)	2	62

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(3,240)	550

Provision for income tax expense	26	14

NET INCOME (LOSS)	(3,266)	536

Preferred stock dividends	407	339

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(3,673)	$197

BASIC INCOME (LOSS) PER COMMON SHARE	$(0.30)	$0.02

Basic Weighted Average Shares Outstanding	12,287,290	12,287,224

DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.25)	$0.01

Diluted Weighted Average Shares Outstanding	14,593,290	14,600,724